FIRST LOAN MODIFICATION AGREEMENT


          FIRST LOAN MODIFICATION AGREEMENT, dated December 31, 1997 (the "Amendment"), by and among MAUI LAND & PINEAPPLE COMPANY, INC. (the "Borrower") and BANK OF HAWAII, a Hawaii banking corporation ("BKOH"), FIRST HAWAIIAN BANK, a Hawaii banking corporation ("FHB"), CENTRAL PACIFIC BANK, a Hawaii banking corporation ("CPB" and, together, with BKOH, and FHB, the "Lenders") and BANK OF HAWAII, as Agent for the Lenders (in such capacity, together with its successors in such capacity, the "Agent").

                    W I T N E S S E T H:

          WHEREAS, the Borrower, Lenders and Agent are parties to that certain Amended and Restated Revolving and Term Loan Agreement, dated as of December 4, 1996 (the "Loan Agreement"), pursuant to which the Lenders have made Loans to the Borrower on the terms and conditions stated therein; and

          WHEREAS, the Borrower, Lenders and Agent have agreed to amend the Loan Agreement and the other Loan Documents (as such term is defined in the Loan Agreement) for the purposes of, among other things, (i) providing that the rate per annum at which the Loans bear interest shall be, at the option of the Borrower, either the Base Rate or LIBOR (for one, two, three or six-month interest periods), plus (a) during the Revolving Loan Period, two and one-quarter percentage points (2.25%) and (b) during the period commencing on the Expiry Date and ending on the Maturity Date, two and one-half percentage points (2.50%), (ii) extending the maturity date of the Notes and amending and
(iii) restating certain covenants of the Borrower set forth in the Loan Agreement, all as set forth in this Amendment;

          NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, each of the Borrower, Lenders and Agent agree as follows:

          SECTION 1.  Definitions.  Capitalized terms used
herein and not otherwise defined herein shall have the mean ings ascribed to them in the Loan Agreement.

          SECTION 2.  Amendments to Loan Agreement.

          (a) Effective on and after the Effective Date (as such term is defined in Section 5 of this Amendment), Section
1.11 of the Loan Agreement is amended and restated in its entirety to read as follows:

          "1.11 "Expiry Date"  means December 31, 1999."

          (b)  Effective on and after the Effective Date,
Section 1.25 of the Loan Agreement is amended and restated in its entirety to read as follows:

          "1.25 "Maturity Date" means December 31, 2002."

          (c)  Effective on and after the Effective Date,
Article I of the Loan Agreement is amended to add thereto certain definitions as Sections 1.40 through 1.50 which shall read as follows:

          "1.40 'Eurodollar Day' means a Business Day which is also a day for trading by and between banks in U.S.
     dollar deposits in the London interbank Eurodollar market."

          "1.41 'Eurodollar Reserve Requirement' means the then maximum effective rates per annum (expressed as a percentage), as determined solely by the Agent (which determination shall be final, conclusive and binding on all of the parties hereto, absent manifest error), of the reserve requirements imposed pursuant to Regulation D by the Board of Governors of the Federal Reserve System on $1,000,000 'Eurocurrency Liabilities' of the Agent, having a maturity equal to the term of the applicable LIBOR Interest Period."

          "1.42 'Interest Period' means and includes any LIBOR Interest Period and any period for which interest in respect of the Loans is calculated on the basis of the Base Rate and determined in accordance with this Amendment and Restatement."

          "1.43  'LIBOR' means, for each LIBOR Interest
     Period, a rate computed pursuant to the following formula and adjusted as of the date of any change in the Eurodollar Reserve Requirements:

               Interbank Eurodollar Index Rate X 100
               100% - Eurodollar Reserve Requirement

                    'Interbank Eurodollar Index Rate' means
          the rate per annum (expressed as a percentage) at which leading banks, as determined by the Agent, are offered deposits in United States Dollars in the London interbank Eurodollar market as of 11:00 a.m., London time, on the day three (3) Eurodollar Days prior to the beginning of such LIBOR Interest Period; for delivery in immediately available funds on the first day of such LIBOR Interest Period, in an amount equal or comparable to the principal amount of the applicable LIBOR Loan to be outstanding and for a period equal to the term of such LIBOR Interest Period."

          "1.44 'LIBOR Loan' means any Loan during any period during which such Loan is bearing interest at a rate based upon LIBOR, as provided in Section 2.07(a)(4)(ii) or Section 2.07(b)(ii) of this Amendment and Restatement, as the case may be."

          "1.45 'LIBOR Interest Period' means, with respect to each LIBOR Loan, an Interest Period consisting of one
     (1) month, two (2) months, three (3) months or six (6) months, as designated by the Borrower in accordance with
     Section 2.07(a)(4) or Section 2.07(b) of this Amendment and Restatement, as the case may be."

          "1.46 'Notice of Conversion' shall have the meaning provided in Section 2.07(d) of this Amendment and Restatement."

          "1.47 'Type' means either a Base Rate Loan or a LIBOR Loan."

          "1.48 'Base Rate Loan' means a Loan which bears interest at a rate per annum determined in accordance with Section 2.07(a)(4)(i) or Section 2.07(b)(i) of this Amendment and Restatement."

          "1.49 'Borrowing' means the draw down at any one time of the proceeds of a Loan pursuant to this Amendment and Restatement.

          "1.50 'Regulation D means Regulation D of the Board of Governors of the Federal Reserve System as from time to time in effect or any successor to all or a portion thereof establishing reserve requirements."

          (d)  Effective on and after the Effective Date,
Section 2.05(c) of the Loan Agreement is amended and restated in its entirety to read as follows:

               "(c) Extension Fee. For and in respect of the extension of the Revolving Period effected by this Amendment and Restatement, the Borrower shall also pay to the Agent on or before the Effective Date for pro rata distribution to each Lender, an extension fee in the aggregate principal amount of $10,000."

          (e)  Effective on and after the Effective Date,
Section 2.06(B) of the Loan Agreement is amended and restated in its entirety to read as follows:

               "B. Voluntary Reduction. The Borrower shall have the right, at any time and from time to time, upon not less than one full calendar month's prior written notice to the Agent, to voluntarily reduce the amount of the Aggregate Loan Commitment, in any integral multiple of $1,000,000. Contemporaneously with each such voluntary reduction, the Borrower shall repay or prepay to the Lenders, through the Agent, the amount, if any, by which the then outstanding aggregate principal balance of the Loans exceeds the Aggregate Loan Commitment as so reduced. Notwithstanding any provision in this Amendment and Restatement to the contrary, in no event shall any such voluntary reduction which results in a prepayment of any LIBOR Loan occur on any day other than the last day of the LIBOR Interest Period applicable to such LIBOR Loan."

          (f)  Effective on and after the Effective Date,
Section 2.07 of the Loan Agreement is amended and restated in its entirety to read as follows:

               "2.07     Interest Rates and Payments of
     Interest. Interest on the principal balance of the Loans shall accrue and be paid at the rates, at the times and in the manner stated in the Notes and as follows:

               (a)  Revolving Period.  Outstanding balances
     of principal of the Revolving Loans shall bear interest at the following rates per annum:

                    (1)  During the period commencing on the
     date of initial disbursement of proceeds of the Revolving Loans, to and including December 31, 1993, a floating rate equal to the Base Rate in effect from time to time;

                    (2)  During the period commencing on
     January 1, 1994 to and including May 15, 1995, a floating rate equal to one-half of one percentage point
     (0.5%), plus the Base Rate in effect from time to time;

                    (3)  During the period commencing on May
     15, 1995, to and including December 31, 1997, a floating rate equal to one-quarter of one percentage point
     (0.25%), plus the Base Rate in effect from time to time;
     and

                    (4)  During the period (the "Remaining
     Revolving Period") commencing on January 1, 1998, to and including the Expiry Date, at the option of the Borrower initially either (i) a floating rate equal to the Base Rate in effect from time to time or (ii) LIBOR, plus two and one-quarter percentage points (2.25%). The Borrower
     shall give to the Agent no later than   December 29,
     1997 a written notice (the "Notice of Initial Interest Rate Election") that it elects to have the Revolving Loans bear interest as Base Rate Loans or LIBOR Loans, which Notice of Initial Interest Rate Election shall comply in all respects with the provisions of this
     Section 2.07(a)(4). Notwithstanding any provision in this Amendment and Restatement to the contrary, if the Borrower fails to give such Notice of Initial Interest Rate Election to the Agent on or before December 29, 1997, the Revolving Loans initially shall bear interest from and after January 1, 1998 as Base Rate Loans. In the event that the Borrower, pursuant to and in accor dance with this Section 2.07(a)(4), elects to have the Revolving Loans initially bear interest from and after January 1, 1998 as LIBOR Loans, such Notice of Initial Interest Rate Election must state whether the initial LIBOR Interest Period applicable to the Revolving Loans shall be a period of one month, two months, three months or six months. With respect to all LIBOR Loans in effect during the Remaining Revolving Period, the Borrower shall give to the Agent at least three (3) Eurodollar Days prior to the last day of the LIBOR Interest Period then applicable to such LIBOR Loans a written notice stating whether the Borrower elects to continue such Loan as a LIBOR Loan and the LIBOR Interest Period to be applicable thereto or as a Base Rate Loan; provided that in no event shall the Borrower have the right (x) to select a LIBOR Interest Period that extends beyond the Expiry Date or (y) if at the time of such election, an Event of Default shall have occurred, to continue such Loan as LIBOR Loan. Notwith standing any provision in this Amendment and Restatement to the contrary, in no event shall the Borrower have the right to borrow a Revolving Loan or to convert or con tinue any Revolving Loan as a LIBOR Loan, unless the amount of such new Revolving Loan equal to or greater than $500,000 or, with respect to a conversion or con tinuation of a Revolving Loan as a LIBOR Loan, the aggregate principal amount of all Revolving Loans is equal to or greater than $500,000.

          During the Revolving Period, interest accruing on the principal balance of the Revolving Loans at the rate(s) per annum aforesaid shall be due and payable (i) quarterly in arrears on the last day of each March, June, September and December, (ii) on the Expiry Date,
     (iii) on the last day of each LIBOR Interest Period and
     (iv) at maturity (whether by acceleration or otherwise).

               "(b) Term Loan Period.  In the event that the
     Term Loans shall be made, then during the period (the "Term Loan Period") commencing on the Expiry Date, to and including the date that the Term Loans are paid in full, at the option of the Borrower initially either (i) a floating rate per annum equal to the Base Rate in
     effect    from time to time, or (ii) LIBOR, plus two and
     one-half percentage points (2.50%). The Borrower shall give to the Agent no later than the date (the "Term Loan Interest Election Date") three (3) Eurodollar Days pre ceding the Expiry Date, a written notice (the "Notice of Interest Rate Election") that it elects to have the Term Loans bear interest as Base Rate Loans or LIBOR Loans, which Notice of Interest Rate Election shall comply in all respects with the provisions of this Section 2.07(b). Notwithstanding any provision in this Amendment and Restatement to the contrary, if the Borrower fails to give such Notice of Interest Rate Election to the Agent on or before the Term Loan Interest Election Date, the Term Loans initially shall bear interest from and after the date which the Term Loans are made as Base Rate Loans. In the event that the Borrower, pursuant to and in accordance with this
     Section 2.07(b), elects to have the Term Loans initially bear interest as LIBOR Loans, such Notice of Interest Rate Election must state whether the initial LIBOR Interest Period applicable to the Term Loans shall be a period of one month, two months, three months or six months. With respect to all LIBOR Loans in effect during the Term Loan Period, the Borrower shall give to the Agent at least three (3) Eurodollar Days prior to the last day of the LIBOR Interest Period then applicable to such LIBOR Loans a written notice stating whether the Borrower elects to continue such Loan as a LIBOR Loan and the LIBOR Interest Period to be applicable thereto or as a Base Rate Loan; provided that in no event shall the Borrower have the right (x) to select a LIBOR Interest Period that extends beyond the Maturity Date or (y) if at the time of such election, an Event of Default shall have occurred, to continue such Loan as LIBOR Loan. Notwithstanding any provision in this Amendment and Restatement to the contrary, in no event shall the Borrower have the right to borrow, con vert or continue any Term Loan as a LIBOR Loan, unless the aggregate principal amount of all Term Loans is greater than or equal to $500,000.

          From and after the date of the making of the Term Loans, interest accruing on the principal balance of the Term Loans at the floating rate(s) per annum aforesaid shall be due and payable (i) quarterly in arrears on the last day of each March, June, September and December and
     (ii) on the last day of each LIBOR Interest Period and
     (iii) at maturity (whether by acceleration or otherwise).

               "(c) General.  With respect to all Loans:

                    (1)  "Base Rate" means the primary index
     rate established from time to time by Bank of Hawaii in the ordinary course of its business and with due consid eration of the money market, and published by intrabank memoranda for the guidance of its loan officers in pric ing all of its loans which float with the Base Rate.

                    (2)  The Base Rate will increase or
     decrease during the term of this Loan Agreement if there is an increase or decrease in the rate to which the Base Rate is tied. If the rate to which the Base Rate is tied is no longer available, the Agent will choose a new rate that is based on comparable information.

                    (3)  Interest shall be computed on the ba
     sis of the actual number of days elapsed between payments and on the basis of (x) with respect to Base Rate Loans, a 365-day year (or, in leap years, on the basis of 366-day year) and (y) with respect to LIBOR Loans, on the basis of a 360-day year.

                    (4)  In computing interest on each Loan,
     the date of the making of such Loan shall be included and the date of payment shall be excluded; provided, however, that if a Loan is repaid on the same day on which it is made, such day shall nevertheless be included in computing interest thereon.

                    (5)  In no event shall the Borrower be ob
     ligated to pay any amount under this Amendment and Restatement that exceeds the maximum amount allowable by law. If any sum is collected in excess of the applicable maximum amount allowable by law, the excess collected shall, at the Lenders' discretion, be applied to reduce the principal balance of the Loans or returned to the Borrower.

                    (6)  The foregoing rates of interest
     shall be subject to the provisions of Section 6.02(c) hereof relating to the Default Rate upon the occurrence and during the continuance of an Event of Default.

               "(d)  At any time and from time to time, the
     Borrower may elect, subject to the condition precedent that no Event of Default shall have occurred and is con tinuing, to convert the Loans from one Type to another Type at any time and from time to time prior to the Expiry Date, with respect to the Revolving Loans, or the Maturity Date, with respect to the Term Loans, as the case may be. Each time that the Borrower elects to con vert Loans from one Type to another Type, it shall deliver to the Agent a written notice (a "Notice of Con version") at least three (3) Business Days, if such Loans are to be converted to Base Rate Loans, or at least three (3) Eurodollar Days, if such Loans are to be converted to LIBOR Loans, prior to the date on which
     such conversion     is to be effective.  Each such
     Notice of Conversion shall state (i) the date (the "Conversion Date") on which such conversion is to occur, which date shall be (1) a Business Day, if such Loans are to be converted from LIBOR Loans to Base Rate Loans or (2) a Eurodollar Day, if such Loans are to be converted to LIBOR Loans, (ii) whether such Loans are to be converted to Base Rate Loans or a LIBOR Loans and
     (iii) with respect to the conversion from Base Rate Loans to LIBOR Loans, the LIBOR Interest Period which shall be applicable to the LIBOR Loans upon such conversion. Notwithstanding any provision in this Amend ment and Restatement to the contrary, in no event shall the Borrower have any right to select any LIBOR Interest Period which extends beyond the Expiry Date, if such Loans are Revolving Loans, or the Maturity Date, if such Loans are Term Loans."

          (g)  Effective on and after the Effective Date,
Section 2.08(c)(1) of the Loan Agreement is amended and restated in its entirety to read as follows:

               "(1) Principal balances outstanding under the Notes shall be paid, and may be prepaid without penalty or premium, in the amounts, at the times and in the manner stated herein and in the Notes. No payment or prepayment of principal under any of the Notes shall be made without a concurrent payment or prepayment of prin cipal under the other Notes, and all principal amounts paid or prepaid on the Notes shall be shared among the Lenders pro rata, in accordance with their respective Individual Loan Commitment Percentages. Payments and prepayments of principal, during the Revolving Loan Period, shall be in amounts not less than $250,000, and in integral multiples of $50,000. Notwithstanding any provision in this Amendment and Restatement to the con trary, in no event shall any prepayment of any LIBOR Loan occur on any day other than the last day of the LIBOR Interest Period applicable to such LIBOR Loan."

          (h)  Effective on and after the Effective Date,
Section 2.10 of the Loan Agreement is amended and restated in its entirety to read as follows:

               "2.10 Payment Dates. Whenever any payment of principal of, or interest on, any Loan or of any commit ment fee shall be due on a day which is not a Business Day or Eurodollar Day, as may be applicable, the date for payment thereof shall be extended to the next succeeding Business Day or Eurodollar Day, as the case may be. If the date for any payment of principal is extended by operation of law or otherwise, interest shall be payable for such extended time."

          (i)  Effective on and after the Effective Date,
Section 2.11 of the Loan Agreement is amended to add thereto a new subsection (c) which shall read as follows:

               "(c) LIBOR Regulations. In the event that any Lender shall have reasonably determined (which determina tion shall be final and conclusive and binding upon all parties) that:

                    (i)  on any date for determining LIBOR
     for any LIBOR Interest Period, by reason of any change after the date hereof affecting the interbank Eurodollar market or affecting the position of such Lender in such market, adequate and fair means do not exist for ascertaining the applicable interest rate by reference to LIBOR; or

                    (ii) at any time, by reason of (y) any
     change after the date hereof in any applicable law or governmental rule, regulation or order (or any interpre tation thereof by a Government Authority or otherwise (provided that, in the case of an interpretation not by a governmental authority, such interpretation shall be made in good faith and shall have a reasonable basis) and including the introduction of any new law or governmental rule, regulation or order), to the extent not provided for in clause (iii) below, or (z) in the case of LIBOR Loans, other circumstances affecting such Lender or the interbank Eurodollar market or the position of such Lender in such market, LIBOR shall not represent the effective pricing to such Lender for funding or maintaining the affected LIBOR Loan; or

                    (iii) at any time, by reason of the
     requirements of Regulation D or other official reserve requirements, LIBOR shall not represent the effective pricing to such Lender for funding or maintaining the affected LIBOR Loan; or

                    (iv) at any time, that the making or con tinuance of any LIBOR Loan has become unlawful by compli ance by such Lender in good faith with any law, govern mental rule, regulation, guideline or order, or would cause severe hardship to such Lender as a result of a contingency occurring after the date hereof which materi ally and adversely affects the interbank Eurodollar market;

     then, and in any such event, such Lender shall on such date of determination give notice (by telephone confirmed in writing) to the Agent and the Borrower of such determination. Thereafter, in the case of clause
     (i), (ii) or (iii) above, (and without affecting Borrower's obligations to pay interest on the Loans at the rates set forth in Section 2.07 hereof) Borrower shall pay to the Agent for payment to such Lender, upon written demand therefor, such additional amounts deemed in good faith by such Lender to be material (in the form of an increased rate of, or a different method of cal culating, interest or otherwise as the Agent or such Lender in its discretion shall determine) as shall be required to cause such Lender to receive interest with respect to its affected LIBOR Loan at a rate per annum equal to the sum of (x) the applicable rate per annum determined in accordance with Section 2.07(a)(4)(ii) or
     Section 2.07(b)(ii), as the case may be, hereinabove, plus (y) the effective pricing to such Lender to make or maintain such LIBOR Loan, and in the case of clause
     (iv), Borrower shall within five (5) Business Days prepay all LIBOR Loans so affected, together with all accrued interest thereon, subject to the provisions of
     Section 2.11(d) hereinbelow. A certificate as to additional amounts owed to any Lender, showing in reasonable detail the basis for the calculation thereof, submitted to Borrower and the Agent by the Lender shall, absent manifest error, be final, conclusive and binding upon all of the parties hereto.

               (d)  At any time that any of its Loans are
     affected by the circumstances described in Section 2.11(c) Borrower may (i) if the affected LIBOR Loan is then being made pursuant to a Borrowing or a conversion, cancel said Borrowing or conversion by giving the Borrower notice thereof by telephone (confirmed in writ ing) pursuant to Section 2.11(c) or (ii) if the affected LIBOR Loan is then outstanding, upon at least three (3) Eurodollar Days' written notice to the Lender, require the Lender to convert such LIBOR Loan into a Base Rate Loan."

          (j)  Effective on and after the Effective Date,
Section 5.01(F)(3) of the Loan Agreement is amended to add thereto a new subsection (c) which shall read as follows:

               "(3) A minimum Net Worth of at least

          (a) on December 31, 1995, the amount of
     $57,000,000,

          (b) on December 31, 1996, an amount equal to the sum of (i) $57,000,000, plus (ii) 50% of the cumulative net profits (but not any net losses) of the Borrower for the fiscal year ending on such date, and

          (c) for the fiscal period of the Borrower ending on December 31, 1997 and at all times thereafter, an amount equal to the sum of (i) $58,300,000, plus (ii) 50% of the cumulative net profits (but not any net losses) of the Borrower from and after September 30, 1997."

          (k)  Effective on and after the Effective Date,
Section 5.01(N) of the Loan Agreement is amended and restated in its entirety to read as follows:

               "(N) The Borrower will pay to the Agent, on (or at the Borrower's option, before) (i) July 1 of each year prior to July 1, 1998, a $25,000 Agent's Fee and
     (ii) commencing on July 1, 1998 and on each July 1 of each year thereafter, a $15,000 Agent's Fee, in each case for services rendered and to be rendered by the Agent under the Agency Agreement."

          (l)  Effective on and after the Effective Date,
Section 5.02(C) of the Loan Agreement is amended and restated in its entirety to read as follows:

               "(C) The Borrower will not declare or pay any dividends, or make any other payment or distribution on account of its capital stock, except that, subject to the satisfaction in full of the condition precedent that the Agent shall have received, prior to any declaration or payment of cash dividends, the Borrower's audited annual financial statements for the 1997 fiscal year and for each fiscal year thereafter of the Borrower, the Borrower may declare and pay cash dividends for and in respect of the third and fourth quarters of 1996 and for any fiscal year of the Borrower, beginning with the Borrower's 1997 fiscal year and for each fiscal year of the Borrower thereafter, provided that (i) dividends paid for the third quarter of 1996 do not exceed 30% of its Net Profits through the first three quarters of 1996, (ii) cumulative dividends paid in respect of the third and fourth quarters of 1996 and for each fiscal year of the Borrower thereafter do not exceed 30% of its Net Profits for 1996, (iii) dividends paid for the 1997 fiscal year do not exceed 30% of its Net Profits for the Borrower's 1997 fiscal year and (iv) dividends paid for each fiscal year of the Borrower after the Borrower's 1997 fiscal year do not exceed 30% of its Net Profits for such fiscal year."

               (m)  Effective on and after the Effective
     Date, Section 5.02(D) of the Loan Agreement is amended and restated in its entirety to read as follows:

                    "(D) Neither the Borrower nor any
          Subsidiary will make any Capital Expenditures or any Investments, or both, in any of the fiscal years listed below in column (a) which, together with all other Capital Expenditures and Investments made by the Borrower and its Subsidiaries in any such fiscal year, will exceed in the aggregate the amount shown opposite such fiscal year listed below in column (b):

                     (a)                     (b)
               1992                $14.0 Million
               1993                $13.0 Million
               1994                $11.0 Million
               1995                $10.0 Million
               1996                $ 8.5 Million
               thereafter               $10.0 Million"

          (n)  Effective on and after the Effective Date,
Section 5.02(H) of the Loan Agreement is amended and restated in its entirety to read as follows:

               "(H) Neither the Borrower nor any Subsidiary, without the prior written consent of all of the Lenders, will incur, agree to incur, assume, or in any manner become liable in respect of any Indebtedness for Bor rowed Money (recourse or nonrecourse) other than the indebtedness evidenced by the Notes and this Loan Agreement and additional indebtedness which, together with the indebtedness evidenced by the Notes and this Loan Agreement, shall cause Total Debt to not exceed:

                    (a)  $66,000,000 in the aggregate princi
     pal amount as of December 31, 1993, and

                    (b)  $63,000,000 in the aggregate princi
     pal amount as of March 31, 1994, and

                    (c)  $65,000,000 in the aggregate princi
     pal amount as of June 30, 1994, and

                    (d)  $69,000,000 in the aggregate princi
     pal amount as of September 30, 1994, and

                    (e)  $57,000,000 in the aggregate princi
     pal amount as of December 31, 1994, and

                    (f)  $58,000,000 in the aggregate princi
     pal amount as of March 15, 1995, and

                    (g)  $53,000,000 in the aggregate princi
     pal amount as of May 5, 1995, and

                    (h)  $50,000,000 in the aggregate princi
     pal amount as of December 31, 1995, and

                    (i)  $40,000,000 in the aggregate princi
     pal amount as of December 31, 1996 and

                    (j)  $44,000,000 in the aggregate princi
     pal amount as of December 31, 1997 and thereafter.

     For the purposes of this Section 5.02(H), KCA's debt approved by the Lenders pursuant to the last sentence in
     Section 5.02(I) of this Amendment and Restatement, and any KCA debt which is Nonrecourse to the Borrower, including that portion subject to Borrower's Limited Pay ment Guaranty, shall not be deemed to constitute indebtedness of the Borrower or any Subsidiary."

          SECTION 3.  General Amendments.

          All references set forth in the Loan Agreement (including, without limitation, all exhibits, schedules and appendices thereto), the Notes, the Mortgage, the Agency Agreement, the Environmental Indemnity Agreement, the Addi tional Security Mortgage and the other documents, instruments and agreements relating to the Loan Agreement, the Notes, the Mortgage, the Agency Agreement, the Environmental Indemnity Agreement, the Additional Security Mortgage or to the loans made under the Loan Agreement by the Lenders to the Borrower (collectively, the "Loan Documents") to (i) the Loan Agree ment, is amended to mean and include the Loan Agreement, as amended by this Amendment, and as may be further amended, modified and supplemented from time to time by written agree ment between the parties hereto, (ii) the Notes, are amended to mean and include the Notes, as amended by this Amendment, and as may be further amended from time to time, (iii) the Mortgage, is amended to mean and include the Mortgage, as amended from time to time, and (iv) the other Loan Documents, or any of them, are amended to mean and include such Loan Documents, as amended from time to time.

          SECTION 4.  Representations, Warranties and
Agreements.

          The Borrower hereby:

               (a) reaffirms each and all of its representa tions and warranties set forth in Section 4.01 of the Loan Agreement as being true and correct on and as of the date hereof with the same force and effect as if such representa tions and warranties were set forth in full herein (provided that the representations and warranties set forth in Section 4.01(F) of the Loan Agreement shall for the purposes hereof be deemed to be made with respect to the Borrower's financial statements most recently delivered to the Lenders pursuant to the Loan Agreement);

               (b) represents and warrants that no Event of Default and no event, which with the lapse of time, the giving of notice or both would constitute an Event of Default, has occurred and is continuing on and as of the date hereof;

               (c) represents and warrants that no material adverse change in the condition (financial or otherwise) of the Borrower has occurred since the periods covered by the Borrower's financial statements most recently delivered to the Lenders pursuant to the Loan Agreement;

               (d) represents and warrants that each of this Amendment, the Loan Agreement, as amended by this Amendment, and each of the Notes, as amended by this Amendment has been duly authorized, executed and delivered by the Borrower and constitutes the legal, valid and binding obligation of the Borrower and is enforceable in accordance with its terms;

               (e)  represents and warrants that the execu
tion, delivery and performance of this Amendment do not and will not violate articles of incorporation, by-laws, any ap plicable laws, rules, regulations, orders, injunctions, writs or decrees or result in a breach of or constitute a default under any contract, agreement or instrument to which the Bor rower is a party or by which the Borrower, or its properties are bound, or result in the creation or imposition of any security interest in, or lien or encumbrance upon any property or assets of the Borrower, except in favor of the Lenders; and

               (f)  represents and warrants that no consent
or withholding of objection, approval or authorization of or declaration or filing with, or the taking of any other action by or in respect of any governmental body or regulatory au thority or any other Person is required in connection with the execution, delivery and performance of this Amendment, other than as may have been obtained or effected prior to the date hereof, and in respect of which the Borrower shall have notified the Lenders in writing on or prior to the date hereof.

          SECTION 5. Effectiveness. Notwithstanding any thing herein to the contrary, the amendments to the Loan Agreement and the other Loan Documents set forth in Sections 2 and 3 of this Amendment, shall amend the provisions of the Loan Agreement, Notes and the other Loan Documents as of December 31, 1997 (the "Effective Date"), when each and all of the following conditions precedent shall have been satisfied in full:

               (a) Delivery of this Amendment. Each of the parties hereto shall have duly executed and delivered to the Agent this Amendment.

               (b)  No Default.  On and as of the Effective
Date, no Event of Default shall have been declared by the Lenders under the Loan Agreement.

               (c)  Payments; Charges; Fees.  The Borrower
shall have paid to the Lenders in accordance with the terms of the Loan Agreement all payments, charges and fees required to have been paid on or before the Effective Date by the terms of the Loan Agreement or the other Loan Documents, and in addition, shall have paid to the Agent for pro rata dis tribution to the Lenders an extension fee in the amount of $10,000.

               (d) Consents. There shall have been obtained all third-party consents, if any, necessary or appropriate to effect the amendments and consummate the transactions set forth in this Amendment.

          SECTION 6. Limitations. The amendments to the Loan Agreement, the Notes and the other Loan Documents set forth hereinabove in Sections 2 and 3 of this Amendment shall be limited precisely as written and shall not, except as expressly provided herein, be deemed otherwise to be a consent to any waiver, amendment or modification of any other terms or conditions of the Loan Agreement or any of the other Loan Documents. The Loan Agreement and other Loan Documents, heretofore amended and as amended hereby, are in all respects ratified and confirmed and shall remain in full force and effect.

          SECTION 7. Further Assurances. The Borrower shall take all such further actions and execute and deliver all such further documents and instruments as the Lenders may from time to time reasonably request to further evidence or effect the transactions contemplated by this Amendment.

          SECTION 8.  Counterparts.  This Amendment may be
executed in two or more counterparts, each of which shall be an original hereof, but all of which together shall consti tute but one and the same instrument.

          SECTION 9.  Headings.  The section headings in this
Amendment have been inserted for convenience of reference only and shall in no manner affect the meaning or interpretation of the various provisions hereof.

          SECTION 10.  Governing Law.  This Amendment shall
be governed by, and construed in accordance with, the laws of the State of Hawaii.

          SECTION 12. Expenses of the Agent. Without in any way limiting the obligations of the Borrower under Section
7.04 of the Loan Agreement, the Borrower shall reimburse the Agent for all of the costs and expenses of the Agent in con nection with the preparation of this Amendment, including, but not limited to, reasonable attorneys fees and expenses.

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed on the date first-above written.


                         MAUI LAND & PINEAPPLE COMPANY, INC.

                         By:      /S/ PAUL J. MEYER
                         Its:  EXECUTIVE VICE PRESIDENT/
                                                 FINANCE

                         By:  /S/ DARRYL Y. H. CHAI
                         Its:  TREASURER

                         BANK OF HAWAII, individually
                           and as Agent

                         By:      /S/ PETER HO
                         Its:  V.P.
FIRST HAWAIIAN BANK

By: /S/ ANN M. K. LEE
       Ann M. K. Lee
    Its:  Assistant Vice President

CENTRAL PACIFIC BANK

By: /S/ ALWYN CHIKAMOTO
    Its:  Senior Vice President & Manager
           Corporate Banking Division